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                                                 Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


   Stockholders and Board of Directors
   Rentech, Inc.
   Denver, CO 80202


   We consent to the incorporation by reference in Registration Statement No. 33-90250 of Rentech, Inc. on Form S-8 of our report dated November 26, 1997, relating to the consolidated financial statements (which contained an explanatory paragraph relative to the going concern uncertainty) appearing in the Annual Report on Form 10-KSB of Rentech, Inc. for the year ended September 30, 1997 and for the nine months ended September 30, 1996 incorporated by reference in the Registration Statement and deemed to be a part thereof.


   BDO Seidman, LLP


   December 26, 1997
   Denver, Colorado